Exhibit 99.1

Question 1: Can you Provide an update on the recent Nasdaq Extension that was granted?

Nasdaq, as part of their panel request, was that Mullen get to a dollar, which is the minimum bid requirement to maintain your listing qualification, which means that Nasdaq gives you approximately a specific amount of time to regain that compliance, which includes trading at a dollar for 20 trading days and/or above a dollar for 20 trading days and if you can do that prior to the expiration of the extension date, then you continue on Nasdaq as a current company, meaning with no deficiencies. So from our perspective, we were granted the extension, which we're very grateful for and again, Nasdaq doesn't really care how you get to a dollar and trade 20 consecutive days at a dollar as long as you get there.

Now, obviously, we committed to doing a reverse if we can't get to that point, because other than that, there's really no way to get above a dollar. So we have a timeframe that they've given us that allows us to regain compliance. And how we do that is going to be based on our efforts and how we do that to regain compliance and if we get to that point where you have to trade 20 trading days above a buck and you're not above a buck, then you have no choice but to execute on the commitment we made to Nasdaq, which was that if we could not get to a dollar prior to the drop dead date, and then we would affect a reverse and an amount that would allow us to regain compliance and trade for those 20 trading days.

So the ball is in our court. We have to perform. We have to get out there. We have to deliver. We have to execute and hopefully the market rewards us with getting us above a buck.

Question 2: With the recent prospectus that was filed, can you please explain what that is for?

So there's been a lot of controversy and a lot of questions surrounding that filing of that pro sup. People, retail shareholders, out there for whatever reason, believe that that's a new financing and it's not. It's clearly stated that it's a supplement to the original transaction that was executed in February of 2023 and these are the supplements that allow us to issue additional or register additional shares to cover the obligation pursuant to that 2023 February financing. So these are the remaining warrants that we talked about when we announced publicly a while back that there were no longer any additional options or rights to the series D holders and that there were only some warrants remaining and so these are now the warrants that they're executing on, which we're obligated to file a registration statement for. So this is the what they call pro sup to the registration statement that was filed in February of 2023 and it is not and I reiterate, is not a new financing.

Question 3: Regarding the buyback, has Mullen bought back any shares since August and do you still plan on completing the remaining buyback?

Mullen has purchased approximately 5.7 million common shares of its stock and has retired them back into inventory. Mullen currently hasn't purchased any additional shares because it's currently in a blackout period which began on the last day of the fiscal year end, which is September 30th, and will continue until we file our 10-K. One day after we file our 10-K on December 29th, we can then resume purchasing shares. What we will do is we will extend the buyback period for an additional six months to give us additional leverage to utilize our dry powder to repurchase our shares and retire them. That's what we intend on doing.

Question 4: Can you provide an production update with regards how many M1 and M3’s have been built and do you still believe the 2023 delivery targets are still accurate?

Yes. So in the end, let's just say in under 12 months, right. Mullen has successfully completed two commercial launches for the Mullen One and the Mullen Three. The Mullen Three began production with the first units off the line in August and the Mullen One production units will roll off the line this month as of today.

In response to customer demands, the fourth quarter sale forecast is ~~450~~ 150 units for the Mullen Three and 300 units for the Mullen One. With the start of production, the focus is now on vehicle sales and infrastructure preparation to support units as they move from the factory to the end user. So to be clear, Mullen has put itself in a position to not only deliver on the commitments that it's made in its prior PR, but is building on opportunities to expand on those numbers as we move forward and as we adjust to the current market conditions as well as customer demands.

Question 5: Is there anything in the works between Mullen and GM?

That's a question that I think is in the public forum right now. And what I can address is that Mullen has a partnership with Wuling, who provides us our SKD, and it's public knowledge that GM is in a relationship with SAIC and WULING and so you have SAIC, GM and WULING, and their partnership then translates from WULING, obviously to Mullen and so, no, Mullen is not in any direct relationship with General Motors, but Mullen does have a partnership with Wuling, who is a call it a partner of GM and SAIC. Now are the vehicles of a high quality that would support U.S. sale of those vehicles. Obviously, we're seeing that now because we're talking about a fully certified and homologated vehicle. Our Class Three was homologated previously for sale in the U.S. and we obviously announced and multiple features that we've obtained not only EPA certificate of conformity, but we've also received all of the crash testing requirements that are put forth as it relates to vehicles that are sold in the United States. So again, they are quality vehicles. Are they of the highest standards? Yes, they are. Do they meet U.S. requirements? Yes. Is there an opportunity to explore potential opportunities? There's always many opportunities that present themselves. Now, you know, again, you can come up with your own conclusions, but answer right now is no. There is no direct correlation or relationship between Mullen and GM other than sharing the Wuling relationship.

Question 6: Can you provide updates on Bollinger?

Well, I can give you information that Bollinger has already publicly disclosed, which are very positive. They're in the pilot program now. They got vehicles that are on the road and they're very you know, they're very optimistic that they're going to be able to capture a good piece of the market share in Class Four. They're going to start with their vehicles hitting the streets come July of 2024. We anticipate or expect them to be a good piece of the market as it relates to Class Four and when you take our Class One and Class Three, you consolidate with their class four think we're pretty big force to be reckoned with.

Question 7: Can you provide an update on international markets and any possibly government contracts?

From our presence currently in Ireland and our commitment to the EU, to the European Union, we've now expanded our presence of the Mullen product line and respond to international demand on an immediate basis. MullenGo has been shipped to European distribution partners in Ireland and in France. Mullen is now in talks with dealer groups in Central America, as well as partners in Mexico and the Caribbean. Now this is for the MullenGo product and we're excited that we can expand that outside of the European Union and into South America. We you know, we think that that would give us opportunity to capture, obviously, a tremendous amount of sales for that for that specific vehicle.

As far as the government sales update that you're asking, Mullen Automotive, in conjunction with our RRDS – Rapid Response Defense Systems – has met the next milestone in the process to obtain a government contract, RRDS will submit the joint request to the Customs and Border Protection Regulatory Board seeking their approval of the Mullen One van to having met the requirements for substantial transformation. Timing for this submission is expected to take place no later than November 10th, with the CBP’s response back to RRDS and Mullen is 45 days of receipt of the submission. We thought that was really important. Mullen Automotive and RRDS are moving ahead with plans to display the Mullen One van and participate in an electric vehicle ride event at the upcoming Fed Fleet Conference in Washington, D.C. during the week of January 22nd, 2024.

Question 8: Can you provide a recap of some of the achieves and milestones from 2023 so far?

So one of the things for us going into the New Year is to look back at what we did right and what we didn't do right and what I feel really confident in is that in 2023, Mullen has completed over 20 vehicle pilots across seven industries. Those industries include universities, airlines, utilities, leasing companies, last mile delivery, municipalities, resulting in five customers ordering over 30 vehicles alone. These pilots have been focused on the Campus Van models. Beginning in the fourth quarter of this year, Mullen will host 45 additional pilots, ten expected by year end with national and regional fleets – evidence of the interest and demand for small and commercial products – these pilots will focus on the mall and one in the mall and three products. So with that, we feel that we are on the cusp of being able to transition from pilots to P.O.s to deliveries and to the collection of receivables which ultimately result in booking revenues. Those are going to be key factors for us as we go into the new year.

We're going to be going into the new Year with revenue and revenue and revenue and revenue. That's the focus. Hopefully that revenue will be rewarded with the shareholders holding our stock and becoming longs versus shorting our stock. Everybody has a right to short it. It's okay to do that when you bet against somebody. And I like that because it gives me motivation when you bet against me, you make me work even harder.

Question 9: What would you like shareholders to be aware of?

I want them to be rest assured that I am working as hard as I possibly can to create shareholder value for them to get out there and do the right thing and to create as much positive momentum. Again, we're in a very tough market. Look, things at some point adjust when you have fundamentals and you post revenue and you do things that the other guys can't do, you eventually get rewarded right?

And I believe that we're on the right track to be rewarded. So with that, I believe that Mullen has persevered and will continue to persevere and will grow and will dominate in the commercial sector.

Question 10: Do you still want to turn shorts long and longs rich?

100%. I'm working diligently. You know, again, I look at this as a football game, right? I got plenty of time on the clock. I've just started. This is you know, we're in the first quarter of a four quarter game, you know, So things may not look great right now, not only for Mullen, but for the entire, you know, world and more so for the EV space that we're all in. Again, things go up, things go down.

They eventually adjust. And when they do, I think that if you execute, you deliver. It's all about fundamentals, right? Everybody talked about, you know, revenue, revenue, revenue. So, okay, let's get into revenue. Everybody talked about, hey, you got to be in a space where you have an opportunity to be competitive. Well, we're the only guy in Class One and basically, for all intents and purposes, the only guy with an all electric Class Three that's out there today, right now with a vehicle, everybody else is light years behind us.

So, you know, do I think that at some point will the market catch up to us? And do I think at some point, do we become a, you know, an organization that can transcend a certain segment? I believe, you know, the effort is there, the willingness, the determination, the persistence to persevere and to succeed and to excel are all there.

So I firmly believe that our actions and delivering on our promises and creating revenue and the fundamentals behind that will result in us being rewarded by not only the retail community but the institutional investors out there that will recognize that that we've survived. So many different guys have gone out of business and filed for bankruptcy. We're still here and we're in a space where, you know, we can call the shots.

We don't have any competition in Class One. So we're going to get out there. We're just like I said, we're in the first quarter of a four quarter game. So, you know, I don't call it over until it's over and it's and it's far from over. So we have a lot of bullets to shell. You know, we have a lot of silver bullets that we can still shoot and, you know, for us, I view this is just the beginning of a great story that will transpire as time progresses and as the economy gets better and as people realize that we're here to stay, we're not going anywhere.

I'd like to turn everybody into a supporter of Mullen, not only a supporter of Mullen, but a supporter of being green and going, you know, taking the extra mile to join, you know, jointly push the initiative forward that we the reliance on fossil fuels and the dependency on those need to end. So is that a challenge? Yes. Is it achievable 100%?

What we turn people that are against us and to supporters, I believe we will. And how we're going to do that is with delivering on fundamentals.